Exhibit 10.7
[Form of 2025 Time-Based CEO Stock Option Award]

CELANESE CORPORATION
AMENDED AND RESTATED 2018 GLOBAL INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT
DATED [Grant Date]

Pursuant to the terms and conditions of the Celanese Corporation Amended and Restated 2018 Global Incentive Plan, you have been awarded Nonqualified Stock Options, subject to the restrictions described in this Agreement. In addition to the information included in this Agreement, the Participant's name and the number of Options can be found in the Grant Summary located in the electronic stock plan award administration system maintained by the Company or its designee that contains a link to this Agreement (which summary information is set forth in the appropriate records of the Company authorizing such award).

Stock Option Award

[Number of Common Shares Subject to Options] Shares

This grant is made pursuant to the Nonqualified Stock Option Award Agreement dated as of [Grant Date], between Celanese and [Participant Name], which Agreement is attached hereto and made a part hereof.

CELANESE CORPORATION

AMENDED AND RESTATED 2018 GLOBAL INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT
This Nonqualified Stock Option Award Agreement (the "Agreement") is made and entered into as of [Grant Date] (the "Grant Date") by and between Celanese Corporation, a Delaware corporation ("Celanese" and together with the participating subsidiaries that are employers of the Participants, the "Company"), and [Participant Name] (the "Participant"). Capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to such terms in the Celanese Corporation Amended and Restated 2018 Global Incentive Plan (as amended from time to time, the "2018 Plan").
1.Grant of Options: In order to encourage the Participant's contribution to the successful performance of the Company, the Company hereby grants to the Participant as of the Grant Date, pursuant to the terms of the 2018 Plan and this Agreement, an award (the "Award") of Nonqualified Stock Options (the "Options") to purchase all or any part of the number of Common Shares that are covered by such Options at the Exercise Price per share, in each case as specified below. The Participant hereby acknowledges and accepts such Award upon the terms and subject to the conditions, restrictions and limitations contained in this Agreement and the 2018 Plan.

Number of Common Shares Subject to Options:	[Number of Shares]
Exercise Price Per Share (the "Exercise Price"):	[Exercise Price]
Expiration Date:	[Expiration Date (Put 1 day before 10-year anniversary from Grant Date)]
Vesting Schedule:

Subject to Sections 4 and 6 of this Agreement, [33% of the Number of Shares] Options shall vest on [Vest Date 1], [33% of the Number of Shares] Options shall vest on [Vest Date 2] and [34% of the Number of Shares] Options shall vest on [Vest Date 3] (each date on which a portion of the Options vest and become exercisable, a "Vesting Date", and each period between the Grant Date and a Vesting Date, a "Vesting Period").

2.Non-Qualified Stock Option: The Options are not intended to qualify as Incentive Stock Options and this Agreement will be interpreted accordingly.
3.Exercise of Options:
(a)The Options shall not be exercisable as of the Grant Date. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in this Agreement or in the 2018 Plan, the Options shall be exercisable to the extent the Options become vested, as described in this Agreement, to purchase up to that number of Common Shares as set forth in Section 1 above, subject to the Participant's continued service with the Company (except as set forth in Section 4 or 6 below). The Vesting Period and/or exercisability of the Options may be adjusted by the Committee to reflect the decreased level of service during any

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period in which the Participant is on an approved leave of absence or is employed on a less than full-time basis.
(b)To exercise the Options (or any part thereof), the Participant shall notify the Company and its designated stock plan administrator or agent, as specified by the Company, and indicate the number of whole Common Shares the Participant wishes to purchase pursuant to such Options.
(c)The Exercise Price of the Options is set forth in Section 1. The Company shall not be obligated to issue any Common Shares until the Participant shall have paid the total Exercise Price for that number of Common Shares. The Exercise Price may be paid in any of the following forms or in a combination thereof: (i) cash or its equivalent, (ii) withholding of Common Shares to be issued as a result of such exercise, or (iii) any other method approved by the Committee.
(d)Common Shares will be issued as soon as practical following exercise of the Options. Notwithstanding the above, the Company shall not be obligated to deliver any Common Shares during any period in which the Company determines that the exercisability of the Options or the delivery of Common Shares pursuant to this Agreement would violate any federal, state or other applicable laws.
4.Effects of Certain Events:
(a)Upon the termination of the Participant's service by the Company without Cause (other than as provided in Section 4(b), 4(c) or 6(a)(i)), a prorated portion of the unvested Options will vest, with such prorated amount equal to (i) the unvested Options in each Vesting Period, multiplied by (ii) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of termination without Cause, and the denominator of which is the number of complete and partial calendar months in the applicable Vesting Period, such product to be rounded up to the nearest whole number (the "Section 4(a) Pro-Rated Options"). The remaining unvested Options shall be immediately forfeited and cancelled without consideration as of the date of the Participant's termination of service without Cause. In the event of the Participant's termination without Cause, the Participant may exercise the vested portion of the Options until the earlier of (A) the 12-month anniversary of the date of such termination of service or (B) the Expiration Date.
(b)Upon the termination of the Participant's service by the Company due to the Participant's death or Disability (other than as provided in Section 4(c)), a prorated portion of the unvested Options will vest, with such prorated amount equal to (i) the unvested Options in each Vesting Period, multiplied by (ii) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of termination due to the Participant's death or Disability, and the denominator of which is the number of complete and partial calendar months in the applicable Vesting Period, such product to be rounded up to the nearest whole number (the "Section 4(b) Pro-Rated Options"). The remaining unvested Options shall be immediately forfeited and cancelled without consideration as of the date of the Participant's termination of service due to the Participant's death or Disability. In the event of the Participant's death or Disability, the Participant (or the Participant's estate, beneficiary or legal representative) may exercise the vested portion of the Options until the earlier of (A) the five-year anniversary of the date of such termination of service or (B) the Expiration Date.
(c)Except as otherwise provided in this Section 4(c), upon the termination of the Participant's service (i) due to the Participant's Retirement but under circumstances not amounting

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to Cause or (ii) by the Company in connection with a Qualifying Disposition, as determined by the Company in its sole discretion, other than for Cause (and regardless of whether the Participant is offered employment with the acquiror or successor), any unvested Options will remain outstanding and vest and become exercisable on the same Vesting Dates that would have otherwise applied had the Participant remained in continuous service with the Company through the last Vesting Date applicable to this Award. The Participant (or the Participant's estate, beneficiary or legal representative) may exercise any vested Options held by the Participant as of the date of termination or that otherwise vest pursuant to this Section 4(c) until (i) in the case of the Participant's Retirement under circumstances not amounting to Cause, the earlier of (A) the seven-year anniversary of the date of such termination of employment or (B) the Expiration Date, or (ii) in the case of a termination by the Company in connection with a Qualifying Disposition, the Expiration Date. To the extent permitted by applicable country, state or province law, as consideration for the continued vesting provisions upon Retirement contained in this paragraph, upon Retirement, the Participant shall enter into a departure and general release of claims agreement with the Company that includes a general release of claims, covenants relating to the provision of transition assistance and cooperation (including reasonable transition support to any successor CEO and cooperation in litigation related to the time period of Participant's service) and two-year noncompetition and non-solicitation covenants in a form acceptable to the Company. In the event of a termination of the Participant's service by the Company in connection with a Qualifying Disposition as described in this Section, if the Company determines that the Participant has been offered employment with the acquiror or successor and in connection with that employment will receive a substitute award from the acquiror or successor with an equivalent (or greater) economic value and no less favorable vesting conditions as this Award, the Company, in its sole discretion, may determine not to provide for the continued vesting under this Section 4(c).
(d)Upon the termination of a Participant's service with the Company for any reason other than as set forth in Section 4(a), 4(b), 4(c), 4(e) or 6(a)(i), (i) the unvested Options shall be immediately forfeited and cancelled without consideration as of the date of the Participant's termination of service, and (ii) the Participant may exercise the vested Options until the earlier of (A) 30 days following the date of such termination of service and (B) the Expiration Date.
(e)Notwithstanding anything in this Section 4 to the contrary, upon the termination of a Participant's service with the Company for Cause, the Options (whether vested and unvested) shall be immediately forfeited and cancelled without consideration as of the date of the Participant's termination of service. If at any time on or before a Vesting Date the Company determines, in its sole discretion, that the Participant engaged in an act constituting Cause, the Participant's service shall be considered to have been terminated for Cause, and his or her Award shall be forfeited and cancelled without consideration pursuant to this Section 4(e), regardless of whether the Participant's termination initially was considered to have been without Cause. In each such case, the provisions of Sections 4(a), 4(b), 4(c), 4(d) and 6(a)(i) are inapplicable.
5.Rights as a Stockholder: The Participant shall have no voting, dividend or other rights as a stockholder with respect to the Award until the Options have been exercised and Common Shares have been delivered pursuant to this Agreement.
6.Change in Control; Dissolution:
(a)Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change in Control, with respect to any unvested Options granted pursuant to this Agreement that have not previously been forfeited:

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(i)If (A) the Options are assumed or continued or if a substitute award with an equivalent (or greater) economic value and no less favorable vesting conditions is granted to the Participant in connection with the occurrence of a Change in Control, and (B) the Participant's service is terminated by the Company (or its successor) without Cause within two years following the Change in Control, then the unvested Options (or, as applicable, the substitute award) shall immediately vest and become exercisable, and shall remain exercisable for such period (not less than 12 months, or through the Expiration Date if earlier) as specified by the Committee and communicated to the Participant.
(ii)If the Options are not assumed or continued and a substitute award is not made pursuant to Section 6(a)(i) above, then immediately prior to the occurrence of such Change in Control, the unvested Options shall immediately vest and become exercisable, and shall remain exercisable for such period as specified by the Committee and communicated to the Participant.
(b)Notwithstanding any other provision of this Agreement to the contrary, in the event of a corporate dissolution of the Company that is taxed under Section 331 of the Internal Revenue Code of 1986, as amended, then in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(A), this Agreement shall terminate and any unvested Options granted pursuant to this Agreement shall immediately vest and be automatically exercised, as specified by the Committee and communicated to the Participant.
7.Income and Other Taxes: The Company shall not deliver Common Shares in respect of the exercise of Options unless and until the Participant has made arrangements satisfactory to the Company to satisfy applicable withholding tax obligations for US federal, state, and local income taxes (or the foreign counterpart thereof) and applicable employment taxes. Such obligations may be paid in any of the following forms or in a combination thereof: (i) cash or its equivalent, (ii) withholding of Common Shares to be issued as a result of the exercise of the Option, or (iii) any other method approved by the Committee. Withholding shall be effected using a rate or method chosen by the Company consistent with ASC Topic 718 (or any successor applicable equity accounting standard applicable to this Award) and the U.S. Internal Revenue Service withholding regulations or other applicable tax requirements, not to exceed maximum statutory rates. The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the delivery of Common Shares issued in respect of any exercised Options from any amounts payable by it to the Participant (including, without limitation, future cash wages). The Participant acknowledges and agrees that amounts withheld by the Company for taxes may be less than amounts actually owed for taxes by the Participant in respect of the Award.
8.Securities Laws: The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued as a result of the exercise of the Options, including without limitation (a) restrictions under an insider trading policy, and (b) restrictions as to the use of a specified brokerage firm for such resales or other transfers. Upon the acquisition of any Common Shares pursuant to the exercise of the Options, the Participant will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement and the 2018 Plan. All accounts in which such Common Shares are held or any certificates for Common Shares shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Common Shares are then listed or quoted, and any applicable federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates (or other appropriate restrictions and/or notations to be associated with any accounts in which such Common Shares are held) to make appropriate reference to such restrictions.

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9.Non-Transferability of Award: The Options may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the Participant may designate a beneficiary, on a form provided by the Company, to receive any portion of the Award payable hereunder following the Participant's death.
10.Other Agreements: Subject to Sections 10(a) and 10(b) of this Agreement, this Agreement and the 2018 Plan constitute the entire understanding between the Participant and the Company regarding the Award, and any prior and/or contemporaneous agreements, understandings, representations, discussions, commitments or negotiations concerning the Award, whether written or oral, are superseded. No oral statements or other prior written material not specifically incorporated into this Agreement, other than the 2018 Plan, shall be of any force or effect.
(a)The Participant acknowledges that as a condition to the receipt of the Award, the Participant:
(i)shall have delivered to the Company an executed copy of this Agreement;
(ii)shall be subject to the Company's stock ownership guidelines, to the extent applicable to the Participant;
(iii)shall be subject to policies and agreements adopted by the Company from time to time, and applicable laws and regulations, requiring the repayment by the Participant of incentive compensation under certain circumstances, including that certain (i) Celanese Corporation Incentive-Based Compensation Recoupment (Clawback) Policy (Financial Restatements) (as applicable) adopted by the Committee on October 18, 2023 and (ii) Celanese Corporation Amended and Restated Incentive Compensation Recoupment Policy (Detrimental Conduct; Violations of Restrictive Covenants) adopted by the Committee on October 18, 2023, as the same may be amended (collectively, "Clawback Policies"), without any further act or deed or consent of the Participant; and
(iv)shall have delivered to the Company an executed copy of the current form of Long-Term Incentive Claw-Back Agreement. For purposes hereof, "Long-Term Incentive Claw-Back Agreement" means an agreement between the Company and the Participant associated with the grant of long-term incentives of the Company, which contains terms, conditions, restrictions and provisions regarding one or more of (i) noncompetition by the Participant with the Company, and its customers and clients; (ii) non-solicitation and non-hiring by the Participant of the Company's employees, former employees or consultants; (iii) maintenance of confidentiality of the Company's and/or clients' information, including intellectual property; (iv) nondisparagement of the Company; and (v) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with an award.
(b)The Participant acknowledges that if the Participant violates any of the terms or provisions of the Clawback Policies or the Long-Term Incentive Claw-Back Agreement, whether before or after termination of employment, then the Company will, to the fullest extent permitted by applicable law, (i) terminate the Participant's rights in any unvested Options under this Award, and (ii) claw back (i.e., recover) all Common Shares previously issued upon exercise of the Option granted under this Award.

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(c)If the Participant is a non-resident of the U.S., there may be an addendum containing special terms and conditions applicable to awards in the Participant's country, which terms are deemed incorporated herein. The issuance of the Award to any such Participant is contingent upon the Participant executing and returning any such addendum in the manner directed by the Company, if required.
11.Not a Contract for Employment; No Acquired Rights; Agreement Changes: Nothing in the 2018 Plan, this Agreement or any other instrument executed in connection with the Award shall confer upon the Participant any right to continue in the Company's employ or service nor limit in any way the Company's right to terminate the Participant's employment or service at any time for any reason. The grant of Options hereunder, and any future grant of awards to the Participant under the 2018 Plan, is entirely voluntary and at the complete and sole discretion of the Company. Neither the grant of these Options nor any future grant of awards by the Company shall be deemed to create any obligation to grant any further awards, whether or not such a reservation is expressly stated at the time of such grants. The Company has the right, at any time and for any reason, to amend, suspend or terminate the 2018 Plan; provided, however, that no such amendment, suspension, or termination shall adversely affect the Participant's rights hereunder.
12.Severability: In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
13.Further Assurances: Each party shall cooperate and take such action as may be reasonably requested by either party hereto in order to carry out the provisions and purposes of this Agreement.
14.Binding Effect: The Award and this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
15.Electronic Delivery: By executing this Agreement, the Participant hereby consents to the delivery of any and all information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws), in whole or in part, regarding Celanese and its subsidiaries, the 2018 Plan, and the Award via electronic mail, the Company's or a plan administrator's web site, or other means of electronic delivery.
16.Personal Data: By accepting the Award under this Agreement, the Participant hereby consents to the Company's use, dissemination and disclosure of any information pertaining to the Participant that the Company determines to be necessary or desirable for the implementation, administration and management of the 2018 Plan.
17.Miscellaneous:
(a)Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be governed by, construed under and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules.
(b)Notice. The Participant is reminded to read the following carefully and after consulting with counsel of their choice:

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The Participant agrees that the following provisions requiring arbitration, prohibiting recovery of attorneys' fees, waiving class actions and mass actions, waiving the right to a jury trial, waiving any right to seek punitive damages, limiting actual damages, and limiting remedies by waiving any right to injunctive or other equitable or legal relief are and were an important part of the Company's decision to adopt the Operative Documents and for Participant to be offered this Agreement. The Participant understands and agrees that absent the foregoing provisions, the Operative Documents would not have been offered or entered into or would have materially changed. The Participant acknowledges the benefits of receiving potential incentive awards. In reliance on the Participant's intent to abide by and enter into the following provisions, the parties have entered into the Operative Documents.
(c)MANDATORY ARBITRATION. All disputes arising out of or related in any manner to the Operative Documents shall be resolved exclusively by arbitration to be conducted only in the county and state of Dallas, Texas in accordance with the rules of the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration ("CPR") applying the laws of Delaware and by a sole arbitrator. Within 45 days of the service of any demand for arbitration, the parties shall attempt to mutually agree on the appointment of an arbitrator and may seek names of potential arbitrators from CPR for their consideration. Failing agreement on selection of an agreed arbitrator, upon written request of either party, CPR shall appoint a single arbitrator in accordance with its rules, with the parties expressing a contractual preference for the selection of a retired judge with at least 10 years of judicial experience. Discovery shall be as provided by the CPR rules. The arbitration award shall be in writing and shall include a reasoned opinion by the arbitrator. Consistent with the waiver of all claims to punitive or exemplary damages, the arbitrator shall have no authority to award such damages. The parties understand that their right to appeal or to seek modification of any ruling or award of the arbitrator is severely limited, if any. Awards issued by the arbitrator shall be final and binding, and judgment may be entered on it in any court of competent jurisdiction. All parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator. Any and all disputes regarding this arbitration provision and its enforceability shall be exclusively submitted to the United States District Court for the District of Delaware, if it has jurisdiction, and failing that, to the Delaware state court in Wilmington, Delaware.
(d)NO RECOVERY OF ATTORNEYS' FEES AND COSTS. Each party agrees that in any litigation or proceeding between the parties arising out of, connected with, related to, or incidental to the relationship between them in connection with the Operative Documents, each party shall bear all of its own attorneys' fees and costs regardless of which party prevails, except when prohibited by applicable law.
(e)CLASS ACTION AND MASS ACTION WAIVER. As part of this provision of arbitration as the contracted method of all dispute resolution under this Agreement, any claim, whether brought in a court of law or in arbitration, must be brought in the Participant's individual capacity, and not as a representative of any purported class or as a "mass action" (involving multiple plaintiffs) ("Class/Mass Action"). The parties expressly waive any ability to maintain any Class/Mass Action in any forum. The arbitrator shall not have authority to combine or aggregate similar claims or conduct any Class/Mass Action nor make an award to any person or entity not a party to the arbitration. Any claim that all or part of this Class/Mass Action waiver is unenforceable, unconscionable, void, or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator. The Participant understands that but for this Agreement, he or she would have had a right to litigate through a court, to have a judge or jury decide the case and to be party to a Class/Mass Action. However, in exchange for the potential incentive awards provided herein and the receipt of the benefit of arbitration, the Participant

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understands and chooses to have only his or her individual claims decided, each in a separate case, by an arbitrator.
(f)WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW AND EXPRESSLY BECAUSE OF THE COMPLEXITY OF THE MATTERS IN THE OPERATIVE DOCUMENTS, EACH PARTY WAIVES THE RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR RELATING TO THE OPERATIVE DOCUMENTS.
(g)WAIVER OF PUNITIVE AND EXEMPLARY DAMAGE CLAIMS. The Participant waives, to the fullest extent allowed by law, any claims or rights to recover punitive, exemplary or similar damages.
(h)LIMIT ON ACTUAL DAMAGES. In no event may the actual damages awarded to the Participant in a dispute arising out of or relating to the Operative Documents exceed the Fair Market Value, less the applicable Exercise Price, of the Common Shares subject to the Award, as set forth in Section 1, as of the applicable Vesting Date, reduced by the value of any Common Shares previously received under this Agreement (the "Damages Limit"). The Participant knowingly, voluntarily and irrevocably waives and releases any claim to damages in excess of this Damages Limit.
(i)LIMITATION OF REMEDIES. Except when prohibited by applicable law, the procedures and remedies set forth in this Agreement shall constitute the sole remedies available to the Participant. In no event shall the Participant seek equitable relief, injunctive relief, or otherwise bring claims directly or derivatively for ultra vires, corporate waste, breach of fiduciary duty, or any other claim or cause of action, whether legal or equitable, sounding in contract or tort. Nothing in this clause is intended to waive or limit any claim brought pursuant to any federal or state statute related to the protection of civil rights. Should any provision in this Agreement be found by a court of competent jurisdiction, after all appellate rights are exhausted, to be unenforceable or void, the parties expressly agree to sever such provision and to otherwise proceed to dispute resolution with the remaining provisions in the Mandatory Arbitration provisions.
18.Options Subject to Plan: By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the 2018 Plan and the 2018 Plan's prospectus. The Options and the Common Shares issued upon exercise of such Options are subject to the 2018 Plan, which is hereby incorporated by reference. In the event of any conflict between any term or provision of this Agreement and a term or provision of the 2018 Plan, the applicable terms and provisions of the 2018 Plan shall govern and prevail.
19.Validity of Agreement: This Agreement shall be valid, binding and effective upon the Company on the Grant Date. However, the Participant must accept this Agreement electronically pursuant to the online acceptance procedure established by the Company within 90 days; otherwise the Company may, in its sole discretion, rescind the Award in its entirety.
20.Headings: The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
21.Definitions: The following terms shall have the following meanings for purposes of this Agreement, notwithstanding any contrary definition in the 2018 Plan:

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(a)"Cause" means, as determined by the Company in its sole discretion, (i) the Participant's willful failure to perform the Participant's duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to the Participant of such failure, (ii) the Participant's conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) the Participant's willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its affiliates, (iv) any act of fraud by the Participant, (v) any violation of the Company's business conduct policy, (vi) any violation of the Company's policies concerning harassment or discrimination by the Participant, (vii) the Participant's conduct that causes harm to the business reputation of the Company or its affiliates, or (viii) the Participant's breach of any confidentiality, intellectual property, noncompetition or non-solicitation provisions applicable to the Participant under the Long-Term Incentive Claw-Back Agreement or any other agreement between the Participant and the Company. "Cause" shall be determined by the Company in its sole discretion, and such determination shall be final, binding, and conclusive on the Participant.
(b)"Change in Control" means:
(i)Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of Celanese (the "Outstanding Celanese Common Stock") or (B) the combined voting power of the then-outstanding voting securities of Celanese entitled to vote generally in the election of directors (the "Outstanding Celanese Voting Securities"); provided, however, that, for purposes of this subparagraph, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate, or (iv) any acquisition pursuant to a transaction that complies with clauses (A), (B) or (C) in paragraph (iii) of this definition; or
(ii)Individuals who, as of the effective date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by Celanese's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving Celanese or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Celanese, or the acquisition of assets or stock of another entity by Celanese or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Celanese Common Stock and the Outstanding Celanese Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the

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then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns Celanese or all or substantially all of Celanese's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Celanese Common Stock and the Outstanding Celanese Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)The implementation of a complete liquidation or dissolution of Celanese.
(c)"Disability" has the same meaning as "Disability" in the Celanese Corporation 2008 Deferred Compensation Plan or such other meaning as determined by the Committee in its sole discretion.
(d)"Operative Documents" means the 2018 Plan and this Agreement.
(e)"Qualifying Disposition" means a sale or other disposition by the Company or one or more subsidiaries of all or part of a business, business unit, segment or subsidiary in a stock, asset, merger or other similar transaction or combination thereof, and determined by the Committee to be a Qualifying Disposition; provided, however, that no Change in Control shall be considered a Qualifying Disposition.
(f)"Retirement" of the Participant shall mean a voluntary separation from service on or after the date when the Participant is both 55 years of age and has ten years of service with the Company, as determined by the Company in its discretion based on payroll records. Retirement shall not include voluntary separation from service in which the Company could have terminated the Participant's employment for Cause.
(g)"Service" shall mean continued service as the Executive Chairman of the Board of Directors (but not service as another non-employee director that is not Executive Chairman), employee, contractor or consultant.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer.

CELANESE CORPORATION

By:	Vanessa Dupuis
Senior Vice President and Chief Human Resources Officer

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